Exhibit 10.4

AMENDMENT NO. 2 TO AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDMENT NO. 2 to the AMENDED AND RESTATED SECURITY AGREEMENT AMENDMENT (this “Agreement”) is made and entered into as of July 19, 2018 by Aeon Global Health Corp. (formerly, Authentidate Holding Corp.), a Delaware corporation (the “Company”) and each of the holders of the secured notes listed on the signature pages hereto (such persons, the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, the Company entered into that certain Amended and Restated Security Agreement dated as of March 20, 2017 (the “Original Security Agreement”) with the Secured Parties with respect to an aggregate principal amount of $2,545,199 of Senior Secured Convertible Notes due March 20, 2018 (the “Prior Senior Notes”);

WHEREAS, the Secured Parties and the Company entered into certain agreements dated March 27, 2018, pursuant to which the maturity date of the Prior Senior Notes were extended for one year and the aggregate principal amount of indebtedness outstanding thereunder was increased to $3,049,651; and

WHEREAS, the Company and the Secured Parties entered into an amendment to the Original Security Agreement, dated March 27, 2018 (such amendment, together with the Original Security Agreement, may be referred to herein as the “Security Agreement”), pursuant to which the Company granted liens on its assets to secure the additional indebtedness incurred under the Prior Senior Notes;

WHEREAS, the Company wishes to restructure an aggregate principal amount of $1,351,482 of Senior Notes held by Hanif A. Roshan and Optimum Ventures, LLC (the “Exchanging Holders”), pursuant to which the Exchanging Holders would exchange their Senior Notes for new, secured non-convertible debt instruments pursuant to which such Exchanging Holders would make available a maximum of $2.0 million of debt capital to the Company (the “New Credit Facility”), which New Credit Facility would be on a parity basis with the Prior Senior Notes;

WHEREAS, the Company wishes to obtain the consent of the Secured Parties to the establishment of the New Credit Facility and pursuant thereto issue up to an aggregate principal amount of $2.0 million of new senior secured notes on parity with the Prior Senior Notes, pursuant to which an aggregate principal amount of $1,415,449 would be deemed outstanding as of the date of issuance (the “New Notes”); and

WHEREAS, the Company and Secured Parties desire to amend and modify the Security Agreement to permit the establishment of the New Credit Facility and issuance of the New Notes on the terms set forth herein, and the undersigned Secured Parties have agreed to such amendments, modifications and other provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Secured Parties and the Company hereby agree as follows.

1.            Certain Definitions.

1.1     Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Security Agreement.

1.2     Section 1.1 of the Security Agreement is hereby amended to include the following additional definitions of the following terms:

(p)      “New Notes” shall have the meaning ascribed to such term as is set forth in the Recitals to this Amendment No. 2 to Amended and Restated Security Agreement.

1.3     Section 1.1 of the Security Agreement is hereby amended to replace the definitions of the following terms set forth in the Security Agreement with the following definitions:

(a)     “Majority in Interest” shall mean the holders of fifty-one percent (51%) or more of the then outstanding aggregate principal amount of the Secured Notes, at the time of such determination.

(b)     “Secured Notes” means the Prior Senior Notes and the New Notes, as may be amended from time to time.

(c)     “Secured Parties” means the holders of the Secured Notes, at the time of such determination.

2.            Amendment and Restatement of Section II of the Original Security Agreement.

(a)      Section 2.1 of the Original Security Agreement is hereby amended and restated to read as follows:

2.1     Grant and Description. In order to secure the full and complete payment and performance of the Obligations when due, including the New Notes, the Company hereby grants to the Secured Parties, subject to the Permitted Liens, a first priority security interest in all of the Company’s rights, titles, and interests in and to the Collateral (the “Security Interest”) and subject to the Permitted Liens, pledges, collaterally transfers, and assigns the Collateral to the Secured Parties, all upon and subject to the terms and conditions of this Security Agreement; provided, however, that each Secured Party shall subordinate from time to time upon the Company’s request its Security Interests granted in such Collateral to any Lien(s) granted by the Company or any of its Subsidiaries to third parties which constitutes Permitted Liens contemplated within clauses (h) through (k) of the definition of Permitted Liens. If the grant, pledge, or collateral transfer or assignment of any specific item of the Collateral is expressly prohibited by any contract or by law, then the Security Interest created hereby nonetheless remains effective to the extent allowed by such contract, the UCC or other applicable laws, but is otherwise limited by that prohibition. The Security Interest granted herein shall terminate in accordance with Section 7.1 hereof.

(b)      Section 2.2 of the Original Security Agreement is hereby amended and restated to read as follows:

2.2     Financing Statements; Further Assurances.

(a)    The Secured Parties shall be named as the sole secured parties on any and all financing statements and security agreements filed pursuant to this Security Agreement for the ratable benefit of all of the Secured Parties, and agree that the Majority in Interest of the Secured Parties are authorized to file any and all terminations of such financing statements at such time or times as it determines is appropriate pursuant to the Security Agreement.

(b)    As soon as practicable following the execution and delivery of this Security Agreement, the Company shall:

(i)    file with the State of Delaware and any other offices that the Majority in Interest of the Secured Parties may reasonably request in writing an amended financing statement that (x) indicates the Collateral in a manner consistent with the definition of the term “Collateral” as contained in this Security Agreement, (y) contains any other information required by Article 9 of the UCC of the state or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Company is an organization, the type of organization, and any organization identification number issued to the Company, and (z) reflects Roshan as an additional secured party in order to secure the obligations arising under the New Roshan Note;

(ii)   if necessary to perfect the Security Interest granted in the Collateral hereunder, file with the U.S. Patent and Trademark Office, such amended financing statements and/or patent security agreements in the form necessary to record the Liens granted hereunder to the Secured Parties on the Company’s patents and patent applications; and

(iii)   upon the reasonable request of the Majority in Interest of the Secured Parties, file such additional financing statements and other documents, including amendments to the financing statements, in order to maintain the Liens in the Collateral.

(c)     Until the Obligations are paid and performed in full, the Company covenants and agrees that it will, at its own expense and upon the request of the Majority in Interest, but in all cases subject to the rights of the grantees of the Permitted Liens: (i) after an Event of Default, file or cause to be filed such applications and take such other actions as the Majority in Interest may reasonably request to obtain the consent or approval of any governmental authority to the rights of the Secured Parties hereunder, including, without limitation, the right to sell all the Collateral upon an Event of Default without additional consent or approval from such governmental authority; (ii) from time to time, either before or after an Event of Default, promptly execute and deliver to the Secured Parties all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as the Majority in Interest may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the Security Interest and to carry out the provisions of this Security Agreement; and (iii) either before or after an Event of Default, pay all filing fees in connection with any financing, continuation, or termination statement or other instrument with respect to the Security Interest.

3.            Interpretation of Certain Terms.

Each of the Secured Parties and the Company hereby acknowledge, consent and agree that for purposes of the Security Agreement, as amended by this Agreement, (i) the term Obligations includes all obligations under the New Notes on a pari passu basis with the Prior Senior Notes; and (ii) the holders of the New Notes shall be entitled to all rights as a Secured Party hereunder and may fully enforce their rights under the New Notes, as if such New Notes was within the definition of the term “Secured Notes” as set forth in the Security Agreement.

4.           Continuing Validity of Security Agreement. Except as amended under this Agreement, the Security Agreement shall remain in full force and effect. Upon the execution of this Agreement by the Company and the Secured Parties, (i) the applicable portions of this Agreement shall be a part of the Security Agreement, each as amended hereby, and (ii) each reference in the Security Agreement to “this Agreement”, “hereof”, “hereunder”, or words of like import, and each reference in any other document or agreement to the Security Agreement shall mean and be a reference to the Security Agreement, as amended hereby.

5.          Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without reference to principles of conflicts of law.

6.          Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.          Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

8.          Entire Agreement; Amendments and Waivers. This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior arrangements and understandings between the parties, either written or oral, with respect to its subject matter. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by all of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the party against whom enforcement of any such waiver is sought. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. This Agreement shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.          Separate Counsel. Each of the Secured Parties expressly represents and warrants that (a) before executing this Agreement, such Secured Party has fully informed himself or itself of the terms, contents, conditions and effects of this Agreement; (b) such Secured Party has had the opportunity to seek the advice of his or its own counsel and advisors before executing this Agreement; (c) this Agreement is the result of arm’s length negotiations conducted by and among the parties; and (d) such Secured Party acknowledges that the law firm of Becker & Poliakoff, LLP has been retained by the Company to prepare this Agreement as legal counsel for the Company, that Becker & Poliakoff, LLP does not represent any Secured Party in connection with the preparation or execution of this Agreement, that such firm has not given any legal, investment or tax advice to any of the Secured Parties regarding this Agreement and that such Secured Party has not relied upon any legal advice except as provided by its own attorneys. Becker & Poliakoff, LLP is expressly intended as a beneficiary of the representations and warranties of the Secured Parties contained in this paragraph.

Remainder of page intentionally left blank. Signature pages follow.

AMENDMENT NO. 2 to AMENDED AND RESTATED SECURITY AGREEMENT

IN WITNESS WHEREOF, the Company and the Secured Parties have duly executed this Agreement as of the date first written above.

AEON GLOBAL HEALTH CORP.

	By:	/s/ Michael J. Poelking
		Name:	Michael J. Poelking
		Title:	Chief Financial Officer

Address for Notice:

2225 Centennial Drive Gainesville, GA 30504 Attn: Chief Financial Officer

SECURED PARTIES:

VER 83 LLC	MKA 79 LLC

By: /s/ Douglas B. Luce	By: /s/ J. David Luce
Name:	Name:
Title:	Title:

OPTIMUM VENTURES, LLC	HANIF A. ROSHAN

By: /s/ Shawn Desai	By: /s/ Hanif A. Roshan
Name:
Title: